Exhibit 10.11

[Essential Innovations Technology Corp. letterhead]

                                  April 1, 2003

                              Letter of Commitment

Re:      Between Mr. Steve Wuschke and Essential Innovations Technology Corp.

Mr. Wuschke and Essential Innovations Corporation have come to a mutual agreement regarding a proposed two-party transaction. This letter will serve as final for purposes of the agreement upon execution of this letter by both parties.

Mr. Steve Wuschke agrees to loan $45,000 Cdn. Funds, to Essential Innovations Technology Corp. on or before April 1st/2003, at an interest rate of 8% compounded monthly for a period of 12 months, the principal balloon payment being due at the end of the 12-month period. EI Tech understands and agrees that interest payments are to be made monthly beginning on April 27th, 2003, and continuing for 12 months on the 27th day of every month following the initial interest payment unless the principal and interest due on the entire balance is paid prior to the end of the 12 month loan period.

Mr. Steve Wuschke will receive the following Option Package to accompany his loan agreement:

25,000 options @ $0.25 USD/share
25,000 options @ $0.50 USD/share            (Options exercisable until 2012)

It will be the responsibility of EI Tech to make all the required monthly interest payments on the loan in a timely manner and without delay, with EI Tech being responsible for a balloon payment on the principal at the end of the 12-month term.

 This is to be a legally binding document.




/s/ Jason McDiarmid                                  /s/ Steve Wuschke
---------------------------------------            -----------------------------
Authorized Signatory                                 Authorized Signatory
Essential Innovations Technology Corp.               Mr. Steve Wuschke